EXHIBIT 99.1

Vitran Receives Non-Binding Acquisition Proposal From TransForce

TORONTO, Sept. 26, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN) ("Vitran") confirms that it has received an unsolicited, non-binding proposal and letter of intent after the close of business on September 25, 2013, from TransForce Inc. (TSX:TFI) ("TransForce"), pursuant to which TransForce proposes to acquire all of the issued and outstanding common shares of Vitran not already owned by TransForce at a price of USD$4.50 per share in cash (the "Proposal"). TransForce currently controls 9.51% of the outstanding common shares of Vitran. The closing price of Vitran's common shares as quoted on NASDAQ on September 25, 2013, was US$4.72. Vitran's board of directors is currently considering the Proposal, in accordance with the exercise of its fiduciary duties, with the assistance of Stephens Inc., its financial advisor, and McMillan LLP, its legal advisor, and intends to pursue a course of action that the board of directors of Vitran believes is in the best interest of Vitran and its stakeholders.

The Proposal provides that TransForce's willingness to proceed with the potential acquisition is subject to, among other things, confirmatory due diligence regarding the divestiture by Vitran of its U.S. LTL business, as announced by Vitran on September 23, 2013, and negotiation of terms and conditions of a mutually acceptable definitive agreement.

Vitran's management and board of directors are focused on completing the sale of Vitran's U.S. LTL business on or before October 7, 2013 and supporting Vitran's market leading Canadian LTL operations and management team.

Shareholders are cautioned that Vitran has only received the Proposal, which does not constitute a formal takeover bid, and no decisions or recommendations have been made by the board of directors of Vitran in response to the Proposal. In order for a takeover bid to be valid, TransForce must comply with applicable securities laws, which include, but are not limited to, the preparation and delivery of a formal takeover bid circular. The Proposal is non-binding, and there can be no assurance that the transaction contemplated by the Proposal, or any other transaction, will be undertaken or recommended by the board of directors of Vitran or that a binding offer will be made to shareholders of Vitran.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services throughout the United States and Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements, which include statements regarding the completion of a proposed transaction with TransForce and the sale of Vitran's U.S. LTL business,are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the recommendation by Vitran's board of directors related to the Proposal after consideration of its fiduciary duties in consultation with Vitran's financial advisors and legal counsel; timing of the closing of the sale of the U.S. LTL business; potential offers from other purchasers; the market price of Vitran's common shares; due diligence, if any, by TransForce or other potential purchasers; and the negotiation of terms and conditions satisfactory to Vitran and its shareholders. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664